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                                  EXHIBIT 10.2
                              SEPARATION AGREEMENT


         THIS SEPARATION AGREEMENT is made and entered into this __________ day of May, 1999, by and between IFR Systems, Inc. and IFR Americas, Inc., Delaware corporations (hereinafter "Employer"), and Friedel E. Arnold (hereinafter "Executive").

         WHEREAS, Executive has made a major contribution to the profitability, growth and financial strength of Employer; and

         WHEREAS, Executive wishes to retire from Employer as an Executive Vice-President effective May 31, 1999; and

         WHEREAS, Employer wishes to ease Executive's transition and provide Executive a severance package reflecting earlier promises to Executive along with additional severance pay and benefits that Executive would otherwise not be entitled to pursuant to any of Employer's policies, plans and practices, or pursuant to any purported agreement between the parties, either express or implied.

         IN CONSIDERATION of the premises and mutual promises herein contained, the parties agree and acknowledge as follows:

1. Executive's retirement date and last date of employment will be May 31, 1999, subject to Executive's agreement to the remaining conditions of this Separation Agreement.

2. Conditioned upon Executive's accepting and not revoking this Separation Agreement, Executive will become eligible for the following payments and benefits:

         A. Executive will receive eleven (11) months of severance pay at a monthly gross pay rate of _________ in the total amount of ______________________________________________ (less taxes and lawful deductions). Such amount will be paid by salary continuation commencing June 1, 1999, and ending April 30, 2000.

         B. Upon the effective date of this Agreement, Executive will receive a severance allowance in the lump sum amount ______________________________________ (less taxes and lawful deductions). The parties specifically agree that this allowance is provided in part, and is good and sufficient consideration for, cancellation of Executive's stock options as set forth under Section 6 of this Agreement.

         C. On or before May 7, 1999, Executive will return to Employer his Employer-provided vehicle. Upon the effective date of this Agreement, Executive will receive a vehicle allowance in the lump sum amount of

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               _______________________________(less taxes and lawful
               deductions).

         D. Upon the effective date of this Agreement, Executive will receive a benefit allowance in the lump sum amount of ______________________________ (less taxes and lawful deductions). Executive's 401(k) contributions and accrual of pension benefits will cease as of May 31, 1999. In addition, Employer-sponsored life, accidental death and dismemberment insurance, short and long-term disability benefits and all other insurance benefits will cease as of May 31, 1999, unless otherwise continued individually by Executive in accordance with the terms of any insurance policy or policies.

         E. Upon the effective date of this Agreement, Executive will receive a health insurance allowance in the lump sum amount of __________________________________________ (less taxes and lawful deductions). Executive may elect continued coverage through April 30, 2000, for himself and his eligible dependents under the IFR Systems, Inc. Group Medical and Dental Plan ("Medical Plan"). Such coverage will be provided pursuant to the same terms and conditions, including cost, under which the Medical Plan is offered to active IFR Americas, Inc. management employees, as may be amended from time to time. Such coverage will NOT be credited against Executive's continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). After April 30, 2000, if Executive and/or his dependants were covered by the Medical Plan as of that date, continued coverage will be available at Executive's own expense and will be provided subject to and in accordance with the terms of the Medical Plan and applicable law.

Payments of either cash or benefits will not be made under this Separation Agreement until the expiration of the seven (7) day period in which Executive may revoke this Agreement. In addition, payments under this Agreement shall not be eligible for deferral under the IFR Systems, Inc. Deferred Compensation Plan or IFR Systems, Inc. Savings and Investment Plan.

3. In the event of Executive's death prior to April 30, 2000, any and all remaining payments under Section 2 of this Agreement will be made to Executive's spouse, if surviving. If Executive does not leave a surviving spouse, or in the case of the simultaneous death of Executive and his spouse, any and all remaining payments under the Separation Agreement shall be made in equal parts to Executive's three sons, if surviving. If Executive does not leave a surviving son, any and all remaining payments under the Separation Agreement shall be made to Executive's estate.

4. It is understood and agreed by both parties hereto that Executive will not be serving in the capacity of a director of Employer or any Employer parent, subsidiary or affiliate. In accord with that understanding, Executive shall formally resign from any and all such positions effective May 31, 1999, the date of his retirement.

5. By signing this Agreement, Executive releases and discharges Employer, its owners,

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successors, parents, affiliates, subsidiaries, employees, agents, attorneys, officers and directors, (hereinafter referred to as "Releasees") from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which Executive may have or claim to have against the Releasees arising out of Executive's employment or employment termination. This includes, but is not limited to, claims of wrongful discharge, or those arising under any purported contract, written or oral, express or implied, under the Fair Labor Standards Act, the State Overtime or Wage Payment Law, or under federal, state and local laws prohibiting employment discrimination on account of age, race, sex, creed, national origin, or mental or physical disability, including, but not limited to Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (ADEA), the Rehabilitation Act, the American with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA), and the Kansas Act Against Discrimination (KAAD), all as may be amended from time to time.

6. In making this Agreement, the parties recognize that certain stock options were granted Executive under the IFR Systems, Inc. 1988 Incentive Stock Option Plan, the IFR Systems, Inc. 1992 Nonqualified Stock Option Plan and the IFR Systems, Inc. 1996 Incentive Stock Option Plan. By entering into this Agreement, the parties hereby agree that any and all stock options granted Executive by such Plans (and any and all subsequent amendments or additions to such Plans) to the extent not exercised by May 1, 1999, are hereby canceled and made null and void and Executive shall have no further rights of exercise whatsoever in regard to such options.

7. The parties agree and acknowledge that this Separation Agreement cancels and supercedes in full any and all prior agreements entered into between the parties relating to Executive's employment or employment termination. This includes, but is not limited to, the Termination Agreement between the parties entered into effective August 28, 1996. In regard to such Termination Agreement, Executive specifically agrees that a "Change of Control" as defined in the Termination Agreement has not occurred as of the date of Executive's entering into this Separation Agreement and that such Termination Agreement is hereby canceled and made null and void and Executive shall have no further rights whatsoever in regard to such Termination Agreement.

8. Neither the execution of this Agreement nor the payment of the consideration herein specified shall constitute, nor be construed or represented as, an admission by Releasees, or any of them, of any breach of contract, breach of the duty of good faith and fair dealing, retaliatory discharge, or the commission of or any breach of a statutory or common law right or tort.

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9. Executive recognizes and acknowledges that Employer's costs, future plans, methods of operation, product specifications, management and marketing techniques, administrative procedures, marketing plans, financial condition, methods of determination of prices, profits, sales and net income, confidential matters, and all other information as to the business affairs of Employer not generally known to the public, as the same may exist from time to time, are confidential information and are valuable, special and unique assets of Employer. Executive, therefore, agrees that Executive will not disclose such confidential information (or any part thereof), or any other information as to the business affairs of Employer to any person or other entity for any reason or purpose whatsoever. Executive agrees that Employer shall be entitled to injunctive or other equitable relief in joining and restraining any actual or threatened breaches of the provisions of this Section. Nothing herein, however, shall be construed as prohibiting Employer from pursuing any other remedies available to Employer for such breach or threatened breach, including but not limited to the recovery of damages (both actual and punitive) from Executive.

10. Executive agrees not to disclose, or permit those acting on Executive's behalf to disclose, the terms of this Separation Agreement to any other person, firm, organization or entity of any character or nature, unless divulged: (i) to an agency of the federal or state government, (ii) pursuant to a court order,
(iii) pursuant to a requirement of law, or (iv) with the prior written consent of Employer.

11. In signing this Agreement, Executive understands that the terms hereof are contractual and not merely a recital, and that Executive is not relying upon any statement or representation made by any Releasees, but, instead, Executive is relying solely upon Executive's own judgment and/or the advice of Executive's attorney. Executive acknowledges that this Separation Agreement is the entire agreement of the parties regarding this matter.

12. This Agreement is to be interpreted and enforced according to the laws of the State of Kansas and shall be binding upon Executive's heirs, next of kin, executors, administrators, successors, and assigns, and shall inure to the benefit of the Releasees and all other persons and entities released herein.

13. Executive has twenty-one (21) days, or until _____________, 1999 in which to decide to enter into this Separation Agreement, although Executive may accept at any time prior to the expiration of such twenty-one day period.

14. Executive may revoke any acceptance of this Agreement within seven (7) days, and this Agreement shall not become effective until such revocation period has expired.

15. BEFORE EXECUTING THIS AGREEMENT, EXECUTIVE SHOULD CONSULT HIS OWN ATTORNEY.

16. EXECUTIVE ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THIS ENTIRE AGREEMENT, THAT HE HAS SIGNED IT KNOWINGLY AND VOLUNTARILY, AND THAT HE WAS UNDER NO DURESS OR PRESSURE TO DO SO.

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Date___________________________              ______________________________
                                              Friedel Arnold
                                              "Employee"


Date___________________________            By ____________________________
                                              IFR Systems, Inc.
                                              "Employer"



Date___________________________            By ____________________________
                                              IFR Americas, Inc.
                                              "Employer"


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